Exhibit 99.1

MAY 19, 2020 / 9:00PM GMT, IIN - Q1 2020 IntriCon Corp Earnings Call

CORPORATE PARTICIPANTS

J. Scott Longval IntriCon Corporation - Executive VP, CFO, COO, Treasurer & Secretary

Mark S. Gorder IntriCon Corporation - CEO, President & Director

CONFERENCE CALL PARTICIPANTS

Andrew Jacob D'Silva B. Riley FBR, Inc., Research Division - Senior Analyst

Jonathan David Block Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Kyle Royal Bauser Dougherty & Company LLC, Research Division - Senior Research Analyst

Leigh J. Salvo Gilmartin Group LLC - MD

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to IntriCon First Quarter 2020 Earnings Conference Call. (Operator Instructions)

At this time, all participants are in a listen-only mode. After the speakers' presentation, there will be a question-and-answer session. (Operator Instructions) Please be advised that today's conference is being recorded.

I would now like to hand the conference over to your speaker today, Leigh Savo, Investor Relations. Thank you. Please go ahead, madam.

Leigh J. Salvo - Gilmartin Group LLC - MD

Thank you, Christine.

Before we begin, I would like to preface our remarks with the customary safe harbor statement. Today's conference call contains certain forward-looking statements. These statements are based on the current estimates and assumptions of IntriCon's management and are subject to uncertainty and changes in circumstances. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Actual results may vary materially from the expectations contained in today's call. For a list and descriptions of the risks and uncertainties associated with our business, please refer to the Risk Factors section of our most recent annual and quarterly reports on Form 10-K and Form 10-Q, respectively, with the SEC.

With that, I would now like to introduce IntriCon's CEO, Mark Gorder, for a review of the company's first quarter performance; Scott Longval, the company's COO and CFO, will then cover the financial results in more detail. And at that point, we'll open the call for your questions.

Mark?

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

Thank you, Leigh, and thank you, everyone, for joining us today.

Before we begin the discussion today, I'd like to first express our deep appreciation to frontline health care professionals who continue to tirelessly fight the COVID-19 battle. We are truly grateful for your dedication, compassion and inspiration. I would also like to thank the entire IntriCon team. I'm impressed by your resilience, flexibility and commitment to our customers as well as to each other.

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The past several months have undoubtedly been extraordinary on many levels. As we highlighted in our business update release in early April, IntriCon's first priority focused on protecting and supporting the health and well-being of our employees, our communities and our customers by limiting the potential transmission of COVID-19.

Following recommendations from federal and local government and health care agencies, we quickly transitioned most employees to a remote work environment. For our employees who are essential in supporting our manufacturing assembly and other related operation-critical processes, we followed best practices, recommendations, including social distancing and shift modifications. In addition, we took steps to strengthen our balance sheet and reduce our cost structure, including the deferral of nonstrategic investments, employee furloughs as well as salary reductions for directors and management. And while we started the year on track by mid-March, we began to see the impact of COVID-19 on our customers and, in turn, on several components of our business.

Total revenue for the quarter was $21.5 million, in addition to the estimated $1.5 million to $2.5 million adverse impact from COVID-19. We incurred a onetime adverse adjustment of $1.2 million in the first quarter that reflected a change in our revenue recognition methodology for certain medical customers. We do not anticipate any additional adjustments from this action going forward.

Despite the challenges presented by the unprecedented global pandemic, our strategic priorities remain intact, meeting the volume demands of key customers and partners, pursuing new business opportunities and partnerships that best leverage core competencies to accelerate growth and, importantly, diversify our revenue base. We recently completed a number of transformational actions that I am confident have set our business on an exciting growth trajectory and best position us for success.

As many of you know, our platform technology currently addresses several high-growth medical markets, including diabetes, surgical navigation, hearing health and drug delivery. I'd like to take the next few minutes to highlight important activities in several of these market segments, starting with our exciting acquisition of Emerald Medical Services announced earlier today. This strategic acquisition provides synergistic joint development and manufacturing capability that expands our market opportunity at surgical navigation, provides immediate access to a technology platform serving new high-growth medical end markets with complex interventional catheters, diversifies our customer base and is expected to be accretive to revenue and earnings in 2020.

Emerald Medical Systems is a privately held engineering and manufacturing services organization based in Singapore with its facility conveniently located in the same building as our existing Singapore operations. Driven by an excellent team of engineers and robust manufacturing capabilities, EMS has a successful history of delivering complex interventional catheters, addressing a range of applications in the cardiology, peripheral vascular, neurology, radiology and pulmonology markets.

We have been selective with our M&A activity but are confident that EMS directly meets the core criteria we identified for a successful candidate. This included access to a key technology platform, complementary skills, customer diversification and a strong management team with a proven track record. Furthermore, we specifically look for synergies with our existing businesses, the potential for business development to expand into markets with steep technology curves, existing strong intellectual property and, most importantly, the ability to deliver a technology platform that would enable us to leverage our existing capabilities and rapidly expand our opportunity in surgical navigation.

Emerald Medical Systems met all our criteria. As we've highlighted on previous calls, surgical navigation is a broad market segment we identified for meaningful near-term upside that we're confident would present significant opportunities to leverage our existing capabilities in microminiature electronics, precision molding and medical coil technologies. Our business in this market today consists primarily in interventional pulmonology for lung biopsy and electrophysiology for heart mapping and precise ablation. EMS can enhance the content to which we can provide in these markets.

The agreement to acquire Emerald Medical Systems includes an upfront payment of approximately $7.1 million, 80,000 shares of IntriCon common stock and a cash earn-out based on the achievement of specific sales milestones over a 3- year period. Each milestone signifies a revenue-generating event which we believe has the potential to drive substantial long-term growth. Scott will share with you shortly some additional financial detail of the transaction. The acquisition of EMS also immediately adds complementary skills and engineering capacity to support growth in medical coil

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and catheter assemblies to meet the demands of current surgical navigation customers. This includes production capability but consists of a full range of design, development and manufacturing, testing and non-sterile packaging services.

An attractive component of the EMS acquisition is our ability to immediately diversify our revenue base. EMS currently has more than 20 customers, including its largest customer, Medtronic Cardiac and Vascular group for which it currently serves as the sole manufacturer for Medtronic's Chocolate PTA Balloon Catheter. Chocolate, a key product in Medtronic's peripheral vasculature catheter portfolio, is designed and clinically proven to reduce vessel trauma by providing a balloon inflation that is predictable, controlled and uniform.

EMS revenues in 2019 were approximately $7.5 million with a compound annual growth rate from 2016 through 2019 of 34%. We anticipate the acquisition to be accretive to our 2020 revenues and earnings.

With regard to integration, we believe the EMS team brings a wealth of knowledge and intellectual property in this space, and as such, plan to maintain most business operations in the Singapore facility to ensure continuity and scalability by leveraging our ERP and QMS systems. The facility includes offices, manufacturing and assembly space of approximately 8,200 square feet, along with a 4,400 square foot ISO 7 and ISO 8 clean room storage.

From a business development perspective, while we plan to leverage our team in the U.S., EMS quality reputation and location in the region considered a center of excellence in Singapore for medical device innovation provides us with a higher profile for expansion into the Asian market. We are obviously delighted to move forward with this truly transformational acquisition.

Next, I'd like to discuss our Hearing Health business. As we highlighted on our last quarterly call, we believe our long-term success in this market will largely be driven by our indirect to end-consumer channel. Earlier this year, we began reprioritizing our investments to more clearly focus on securing high-profile partners that value our ability to deliver an ecosystem of care platform which includes superior hearing aids, self-fitting software and customer care to the U.S. market.

Despite the widespread disruption resulting from the COVID-19 pandemic, we continue to engage in discussions with several commercial entities and are actively pursuing end-consumer health care initiatives, and specifically solutions for Hearing Health market, including retailers, branding partners and pharmacies. However, shifts in legislative attention and FDA priorities resulting from the virus make the timing of an update on draft guidance of the OTC hearing aid regulation uncertain.

We are confident, however, that given the high cost of hearing aids today and consumer enthusiasm for change, there remains tremendous potential ahead of this market. Importantly, following our decision last quarter to no longer pursue a direct-to-consumer approach to the hearing health market, we recently made the decisions to transition our remaining direct-to-consumer operations at Hearing Help Express to solely support our partnership initiatives. As we have accelerated this restructuring, we anticipate incurring a $1.2 million to $1.5 million charge in the second quarter for severance, lease termination and other operations-related expenses. We anticipate these actions, in addition to providing a greater focus on more synergistic, high-growth opportunities, will also substantially reduce associated losses, as Scott will detail later in his comments. In addition, as we included in our first quarter pre-announcement, we have postponed our anticipated self-fitting software clinical trial until such time as we can ensure the health and safety of trial participants.

Lastly, turning to our diabetes market. Sales to our largest customer represented 63% of total revenue in the first quarter. As we signaled on our last call, we had anticipated temperate growth in 2020, with the onset of COVID-19 further impacting anticipated sales, resulting in an approximately 21% year-over-year decline.

In the U.S., Medtronic signaled further challenges presented by COVID-19 pandemic and resulting continued challenges in insulin form starts that carry glucose transmitters. In Europe, new insulin pump system starts also remained notably impacted. Encouragingly, we are seeing continued strength from disposable sensors and growing interest in stand-alone CGMs that enable hospitals to provide remote monitoring and keep diabetes patients safely at home.

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As we noted in our Q1 pre-announcement, we already anticipated an impact on ordering and inventory expectations that would impact our second quarter. However, we continue to expect that we will see improvement in the second half of the year. In addition to the reduction in staff associated with our Hearing Help Express business, we have completed a global net workforce reduction of approximately 25 administrative and support employees, partially offset by a few key hires. We anticipate the net effect of these actions to further reduce our operating expense by approximately $1.5 million.

Undoubtedly, IntriCon has taken a number of significant transformational actions, but each of these strategic decisions was made over time and through careful planning and execution in order to best position the company for long-term growth and shareholder value by focusing on what we do best, delivering complex micro miniature devices that require specialized design expertise and high production volumes. We remain steadfast in our commitment to be a leading joint development manufacturing partner for miniature medical devices, including microminiature products, microelectronics, micromechanical assemblies and complete assemblies that enable affordable and accessible health care and improve the quality of life for those we serve.

Our priorities for the year remain unchanged and include: one, continue to meet the volume demands of Medtronic's diabetes business; two, accelerate the diversification of our nondiabetes revenue by leveraging our core technology platforms; thirdly, continue to pursue and secure partnerships that can utilize our hearing aid technology, self-fitting software technology and customer care expertise; and finally, implementing an organizational structure that best aligns with our focus on driving a sustainable pipeline of growth opportunities.

On this last point, I want to highlight 2 recent key additions to our leadership team that specifically address this priority. In March, Heather Rider joined our Board. With more than 30 years as a leader in global human resources for the medical technology industry, she brings a wealth of experience in both domestic and international HR best practices and global integration. And last month, Sara Hill joined InterCon is our Chief Human Resources Officer. Sara has more than 20 years growing high-performing teams, and we look forward to her contributions as a member of our executive team in this newly created role.

I'm incredibly proud of the IntriCon team and substantial progress made towards furthering these goals, despite the unprecedented challenges to the global health care landscape in the wake of COVID-19.

Now I'd like to turn the call over to Scott to discuss our financial results and guidance.

J. Scott Longval - IntriCon Corporation - Executive VP, CFO, COO, Treasurer & Secretary

Thank you, Mark.

Turning to our financial results for the 2020 first quarter. We reported net revenue of $21.5 million versus $29.6 million in the comparable prior year period. The decrease was primarily due to the COVID-19 impact on our diabetes and legacy Hearing Health channels, absence of revenue from hi HealthInnovations and a onetime adjustment of $1.3 million to reflect the change in our revenue recognition methodology for certain medical customers. Our core business segment, revenue in our medical business for the quarter, were $16.4 million, a 21% decrease year-over-year and represented 76% of our total revenue. Again, this decline was largely due to the COVID-19 impact on diabetes, a onetime revenue recognition adjustment, partially offset by strong medical coil demand.

In our Hearing Health business segment, total revenue in the first quarter was $3.9 million, down 45% over the prior year first quarter. Once again, this decrease was largely due to no revenue from hi HealthInnovations and a COVID-19 impact on our legacy Hearing Health channel. Within the Hearing Health segment, indirect to end consumer revenue was $744,000. Direct to end-consumer revenue through our Hearing Help Express business was $1.2 million, and legacy OEM revenue was $2 million.

First quarter gross margins were 21.3%, down from 28.9% in the prior year first quarter. Margins were constrained primarily due to excess manufacturing capacity. Operating expenses for the first quarter were $6.6 million compared to $7.5 million in the prior year period. The decrease stemmed from the substantial reduction in advertising and administrative expense at Hearing Help Express. We posted a loss -- a net loss attributable

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to shareholders of $2 million or $0.22 per diluted share versus net income attributable to shareholders of $775,000 or $0.08 per diluted share for the 2019 first quarter.

Turning to guidance. As was communicated in our first quarter pre-announcement on April 7, IntriCon suspended guidance until such time we have enough visibility to confidently forecast key financial metrics. We did, however, want to provide more color on our accelerated HHE restructuring efforts. During the second quarter, we further eliminated certain HHE sales, marketing and administrative positions resulting in annual cost savings of approximately $900,000. In addition, we significantly cut our consumer advertising investments resulting in an additional $2 million reduction in operating expenses in 2020, as compared to 2019. Based on these actions, we anticipate reducing our loss at HHE from roughly $4.5 million in 2019, excluding impairment charges, to $1.6 million in 2020, of which $400,000 is attributed to the second half of 2020.

Furthermore, while continued uncertainties remain in the COVID-19 pandemic, we want to highlight many of the steps that we've taken to decrease our expenditure profile in the current spending environment. In early April, we instituted furlough from temporary salary reductions for directors and management. And last week, we completed global net workforce reduction of approximately 25 positions, including many of the previously furloughed positions, resulting in an annual savings of $1.5 million.

In connection with the HHE restructuring and global workforce reduction, we anticipate incurring $1.20 to $1.5 million restructuring charge in the second quarter. Importantly, however, these actions were done without impeding or compromising our ability to execute on long-term strategic initiatives.

And lastly, while we're not providing comprehensive guidance for the full year 2020 at this time, we did want to highlight some other factors that will have an impact on our P&L, including additional color on Emerald Medical System acquisitions financials.

First, as noted on the April 7 update, we anticipate a notable inventory level adjustment from our largest customer that will negatively impact our second quarter results. As it relates to Emerald Medical Systems, as Mark previously mentioned, in 2019, they posted revenue of $7.5 million. We anticipate this business to grow in the low double digits in 2020. We also anticipate the acquisition to be accretive to net income for the year. During the second quarter, we incurred approximately $400,000 in professional fees associated with the transaction. And lastly, our cash balance post-transaction is approximately $30 million.

Now I'd like to turn the call back over to the operator so Mark and I can take your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Your first question comes from the line of Jon Block from Stifel.

Jonathan David Block - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Mark, maybe just to kick things off. On EMS, why now for the acquisition? It seems like you may have known these guys for a while. You mentioned you're literally in the same building in Singapore. And then Scott, just to sort of tack on to that same topic. I think you alluded to low double-digit growth for EMS for 2020, but there was a mid-30 CAGR number that was thrown out there longer term. So is that low double-digit growth, is that because of COVID, call it? I mean, should we expect the growth rate to accelerate on the back end? Just more clarity, I guess, on the decel versus the CAGR that was given. And then I've got a couple of follow-ups.

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Mark S. Gorder - IntriCon Corporation - CEO, President & Director

Let me answer that. Jon, just your question on the reason for the acquisition, then I'll turn the rest of it over to Scott. We -- I think we mentioned a couple of quarters ago, we started to talk about the importance of surgical navigation in our future and we were making good inroads designing our medical coils into catheter assemblies that were going into interventional pulmonology and electrophysiology applications as well as others.

And as part of our criteria in looking at acquisitions, we raised that money back in August of 2018 and have been looking for the right partner since then. And we became aware of Emerald Medical sometime during 2019 and began to look at them earnestly as a potential candidate. And the more we got into it, the more we realized that their position in neurovascular, cardiovascular and peripheral vascular-type applications would give us a substantial new platform that we could not only grow the platform with them into interventional catheters, but also their expertise was going to be able to help us grow our business in surgical navigation, so the applications in pulmonology and electrophysiology, and some of the core technologies existent at EMS would allow us to accelerate growth in that area. So we're very excited about this, and we think it's a perfect fit.

J. Scott Longval - IntriCon Corporation - Executive VP, CFO, COO, Treasurer & Secretary

And Jon, related to the question low double-digit growth, as we're moving in to 2020, obviously, the uncertainty with COVID-19 and what that could mean, we wanted to be able to put a conservative view on what we think the transaction could do over the first 7.5 months. There's also some product launch timing that could impact that number and make it stronger than we've outlined. But again, wanted to come in with a number that we felt very comfortable with in this environment.

Jonathan David Block - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Got it, very helpful. And maybe 2 more. Just to follow up on the self-fitting trial, as you mentioned -- you disclosed it was postponed. You reiterated that again on this call. But just thoughts on when that trial might pick back up and time to approval once the trial's initiated, would be helpful.

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

The original date for the FDA required to provide guidance was August of this year. However, we realized that the overwhelming demand on the FDA from the COVID-19 pandemic relative to a number of factors, equipment, vaccines, testing methodologies is just overwhelming. And we don't think that the OTC guidance is going to get a lot of priority in the short-term here.

So we're anticipating -- I don't have any good data from anyone now as to when this is going to be reengaged. We're planning that we might be able to -- they might be able to get it done by April 1 next year at somewhere around between April 1 and July 1. And so we're doing our planning to get our technology ready and our ecosystem of care ready by an April 1 date that we can control, but we can't really control the FDA's attention to this. So my guess is it's definitely going to be delayed. How much delayed, I don't know.

Jonathan David Block - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Okay. And I'm sorry, just to clarify, Mark, it was -- in answering the question, it was -- you think the FDA might push until early to mid of next year, and you think your self-fitting might be around that same time? I just want to make sure I've got that correct.

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

Yes, that's correct. So we're hoping that we can start doing trials later in the year. The problem with doing trials with our age group, the average hearing aid wear is somewhere around 72 to 75. That's the age group most potentially vulnerable to the COVID virus. So our ability to recruit will be an issue. So we're hoping we can start doing something later in the year as this thing -- as we get more clarity.

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Jonathan David Block - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Yes, yes, understand. And final one, Scott, you mentioned pro forma for EMS, I think about $30 million in cash. And I know you don't want to give explicit guidance, but is there a way to think about burn levels for the balance of the year? And I'm not trying to back into a revenue number. You just talked at length about some of the OpEx initiatives that you guys are going through. So how do we think about burn for the balance of 2020?

J. Scott Longval - IntriCon Corporation - Executive VP, CFO, COO, Treasurer & Secretary

Yes. Great question. Thanks, Jon. So obviously, we've taken some pretty aggressive steps to reduce our cost structure. At the same time we've done that, we've really positioned ourselves to drive our business forward. So if we look at -- as we move into the second half of the year, we believe that our business will be in a position where it's generating cash. So from that perspective and protecting the P&L, we've taken -- excuse me, the balance sheet, we've taken some aggressive steps and feel very well positioned as we enter in the last 7 months of the year.

Operator

Our next question comes from the line of Andrew D'Silva from B. Riley FBR.

Andrew Jacob D'Silva - B. Riley FBR, Inc., Research Division - Senior Analyst

I'm glad to hear everybody sounds healthy, and congratulations on the acquisition.

Just to start, a couple quick bookkeeping questions for me. What was depreciation, amortization, stock-based comp, cash flow from operations and CapEx for the quarter?

And then also, were there any severance or other onetime costs in the first quarter that we should account for? And then while that's being pulled, it just seems that since you decided to pivot away from the DTC hearing aid business, that telehealth initiatives have been gaining significant traction due to COVID-19. And I was just curious if that changes anything with your approach with HHE.

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

We supply a lot of these other direct-to-consumer people, people like Eargo, MDHearing, Hearing Assist. The names you'd see out there, we are providing them with technology, sort of like Intel Inside. However, we think that no one has yet proven a scalable model. And we feel that our best approach is to work very closely with potential branding partners and retailers in order to figure out what that scalable model might look like. And we're very comfortable with our position now. We've positioned our HHE business as a test platform, and they currently have both teleaudiology capability and remote -- customer service capability which is going to be essential to support branding partners and retailers.

So we think we've maintained the key building blocks necessary to build an ecosystem of care, work with a branding partner to supply high-quality hearing aids through an ecosystem of care into a retailer. So we're very comfortable with that approach, and we believe there's going to be a position in the market for that approach.

J. Scott Longval - IntriCon Corporation - Executive VP, CFO, COO, Treasurer & Secretary

And Andy, this is Scott. In terms of depreciation and amortization in the first quarter was $921,000. Stock-based comp was $376,000. We had cash used from operations of $1.2 million. And purchase of -- equipment CapEx was $1.7 million in the quarter. And in terms of any onetime unusual expenses in the first quarter, really, there weren't much to speak of.

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Andrew Jacob D'Silva - B. Riley FBR, Inc., Research Division - Senior Analyst

I heard something about M&A-related costs. Was that in the first quarter or was that in the second quarter?

J. Scott Longval - IntriCon Corporation - Executive VP, CFO, COO, Treasurer & Secretary

That will be incurred in the second quarter. The $400,000 of professional fees, that will all be expensed in the second quarter.

Andrew Jacob D'Silva - B. Riley FBR, Inc., Research Division - Senior Analyst

Okay. Okay, great. And then just as it relates, though, to OTC Hearing Aid Act, is it even possible to get the final rules out by 3-year August deadline at this point? Or like could they drop guidance in the commentary period?

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

It's not.

Andrew Jacob D'Silva - B. Riley FBR, Inc., Research Division - Senior Analyst

Okay. All right. That's what I figured.

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

I would just say it's not because they have a 6-month comment period that they have to allow by statute. And even if they were to issue them now, 6 months would put it well into the fall.

Andrew Jacob D'Silva - B. Riley FBR, Inc., Research Division - Senior Analyst

Okay. Yes, that's what I figured. And then I know you're holding off on the self-fitting trials. But Phonak recently launched a remote fitting platform, and I was just curious if you had any thoughts on that and what it does to the competitive landscape at this point.

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

Each of the large manufacturers in the oligopoly that serves the traditional market through the audiologist has put out some type of a teleaudiology platform to serve those shops. However, I would point out that, that's still the traditional model going through the audiologist and then through the audiologist to the consumer. And what we're anticipating is through call centers and an ecosystem of care that we are going directly into a retailer through branding partners.

So we think that, that channel is somewhat unique, and it takes particular expertise to figure out how to get into that retail environment. But it's no doubt that the oligopoly would dominate any type of technology implemented through the traditional channel. But we don't think in the long run that affects our ability to do an ecosystem of care into the retailers.

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Andrew Jacob D'Silva - B. Riley FBR, Inc., Research Division - Senior Analyst

Okay. Good color. And then you mentioned that your largest customer might have an inventory-level adjustment that will impact the second quarter. Was that the $1.3 million rev rec adjustment that you talked about during the first quarter or is that an additional adjustment we should be thinking about in the second quarter? Or if you have any metrics that we should consider, that would be useful.

J. Scott Longval - IntriCon Corporation - Executive VP, CFO, COO, Treasurer & Secretary

Sure. That is separate, Andy. The $1.2 million that was recognized in the first quarter. It had to do with the change of methodology in revenue recognition for our non-Medtronic announced revenues. The adjustment that we highlighted back in the beginning of April and again, today, relates to our largest customer. And we're still quantifying what that number is going to be, but could be anywhere upwards of $3 million. Too early to tell, and we'll continue to work that throughout the quarter, but that would be kind of max exposure as we move in the second quarter.

Andrew Jacob D'Silva - B. Riley FBR, Inc., Research Division - Senior Analyst

Okay. And can you help, I guess, bridge the gap between the context Medtronic provided? They said that their diabetes group is seeing patients increase their on-hand-level supplies due to COVID-19. And I'm kind of curious how that translated to your first quarter diabetes revenue and then what we just discussed with the second quarter. And I would assume that some of the supplies have the various CGM components that you're involved with, correct?

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

Yes. Great question, Andy. So if you go back and look at what they had talked about as part of their April 21 update on COVID and how it was impacting the various groups, diabetes is one that was highlighted. If you look at the diabetes group and you break down the revenues and the impact that they've had on the revenue, you'll see diabetes supplies was something that wasn't necessarily elective, and it was performing well. And frankly, that translated into our first quarter as it related to some of the disposable products that we do for Medtronic.

Unfortunately, some of the more elective products that faced headwinds were insulin pump new starts. And as you know, these insulin pump systems that are sold come with a continuous glucose transmitter. So as there's headwinds with the new pump starts, that's directly going to affect us, and which is the largest percentage of revenue that we have going to Medtronic.

So we believe as we move forward throughout the year and some of the economies start opening up that, that will fall and we will begin to see improvement. But right now, they are continuing to feel some of the pressure for new incident pump starts.

Operator

Our next question comes from the line of Kyle Bauser from Dougherty & Company.

Kyle Royal Bauser - Dougherty & Company LLC, Research Division - Senior Research Analyst

Thanks for the updates here. So following up on Jon's prior question. I realize trials across the board have been postponed and your self-fitting software trial will have to be put on hold as well. But just for clarity, can you talk about what the status was before COVID-19 hit? I mean was the trial design finalized? I think you were targeting like 85 patients. And had you received kind of the green light to move forward?

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Mark S. Gorder - IntriCon Corporation - CEO, President & Director

Yes, Kyle, we had -- the trial was all set to launch when COVID kicked in. And we had a nod from the FDA on the trial design, and we're ready to go and we were in the process of trying to line up -- start doing recruiting. So it really threw a monkey wrench in there, but we'll deal with it. When we can get back to it, we'll start recruiting.

Kyle Royal Bauser - Dougherty & Company LLC, Research Division - Senior Research Analyst

Right. Makes sense. And was it about the 85 patient level or was it higher than that? Lower?

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

No, 85 was what we were shooting for. Probably, we would have to recruit a few more than that to end up with 85. But the 85 was the design goal.

Kyle Royal Bauser - Dougherty & Company LLC, Research Division - Senior Research Analyst

Right, got it. And you have the Bose predicate out there which makes it a bit easier from a regulatory perspective, which is great. Just kind of interested in what's your sense is for the number of other ongoing trials that will be using Bose as the predicate for a 510(k), any sense?

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

We've heard of a couple of them. I -- there was one that was -- we're under NDA. We're working with them to supply some product, so I'm aware of at least one other one that's looking at self-fitting. But I'm sure there will be others.

Kyle Royal Bauser - Dougherty & Company LLC, Research Division - Senior Research Analyst

Sure. Right. And course, talked about the EMS deal being accretive, and this is even in the midst of COVID-19. So it sounds like EMS has been able to maintain a strong double-digit growth profile. I know that's down a little bit from their CAGR over the past several years. But just kind of wondering how they've been able to not only hang in there, but actually grow sales in a tough environment. I mean, is this a function of the company selling into nonelective procedures like PTCA and AAA, neuro, just any kind of color here would be great.

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

Yes. Most of the product line you mentioned there was coming from a Medtronic product, the Chocolate PTA. And those aren't really elective procedures. As you know, with your background on kind of -- that type of procedure is something that would occur to prevent amputation. And so what they're seeing is continued strength in that business and they feel very bullish in terms of where that's going to go, and even in this type of environment, believe that we can achieve this type of growth -- where we believe that we can achieve those types of growth rates.

Kyle Royal Bauser - Dougherty & Company LLC, Research Division - Senior Research Analyst

Got it. A lot of nice updates here. Appreciate you taking the time.

Operator

I'm showing no further questions at this time. I would now like to turn the conference back to Mark Gorder, CEO.

MAY 19, 2020 / 9:00PM GMT, IIN - Q1 2020 IntriCon Corp Earnings Call

Mark S. Gorder - IntriCon Corporation - CEO, President & Director

Thank you.

Thank you again for joining us today. While the past several months have been undoubtedly extraordinary on many levels and the pandemic has broadly impacted the business environment, we have made important strides to secure the future for IntriCon. First, we significantly reduced our cost structure to better align with current revenue levels. Importantly, we have done this without impeding or compromising our ability to execute on long-term strategic initiatives. Second, though our acquisition of Emerald Medical Services -- through our acquisition of Emerald Medical Services, we gained immediate access to new high-growth end markets and diversifying our customer base. Lastly, we are prudently approaching the emerging OTC DTC channel by focusing our investments on securing partners and eliminating higher-risk investments such as consumer advertising. We believe the combination of these actions enable us to successfully manage through the current pandemic business environment and positions us for strong, longer-term sustained growth.

I would like to thank the IntriCon team as well as our shareholders for your continued support.

We look forward to updating you on our progress over the coming quarters. In the meantime, stay healthy, and have a great evening.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.